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Annual Statement of Compliance

VIA: EMAIL

Structured Asset Securities Corporation II
745 Seventh Avenue
New York, NewYork 10019

Wachovia Bank, National Association
201 South College Street, 9th Floor, NC 1075
Charlotte, North Carolina 28244-1075

Re:	LB-UBS Commercial Mortgage Trust 2008-C1
Commercial Mortgage Pass-Through Certificates, Series 2008-C1

Reference is made to the Pooling and Servicing Agreement dated as of April 11, 2008 (the “Agreement”), among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and LaSalle Bank National Association, as Trustee.

I, James A. Jendra, a Senior Vice President of Bank, of America National Association as successor by merger to LaSalle Bank National Association, as Trustee hereby certify that:

1.	A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Trustee has fulfilled all of its obligations under the Agreement in all material respects throughout such year.

Date:      3/10/09
Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Trustee

/s/ James A. Jendra
James A. Jendra
Senior Vice President
Americas Executive

Tel: 312.904.1671
IL4 - 135-17-16
135 S. LaSalle St., Chicago, IL 60603

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